U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 23, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

We previously reported that on July 9, 2007, we entered into a Line of Credit Agreement with Aurora Beverage Corporation (“Aurora”), wherein Aurora has agreed to provide us with a $1 million unsecured line of credit. Effective January 25, 2008, we entered into an amendment to this Line of Credit, wherein this line of credit was increased by $1 million, to a total of $2 million.

The balance of the terms of the initial Line of Credit Agreement remains as originally stated, including interest accrual at the rate of eight percent (8%) per annum, payable monthly. Principal and unpaid interest remains due on or before July 8, 2008. As of the date of this Report, we have drawn down an aggregate of $1,055,871 on this line of credit.

Aurora is a company owned by the same individual that owns Rosten Investments Inc. (“Rosten”). Rosten owns 10,000,000 shares of our outstanding Common Stock.

We believe that this amended line of credit combined with our Union Capital Trust line of credit, previously reported on April 23, 2007 ($5,488,421 available on that line of credit of $6,000,000 as of the date of this Report) will provide sufficient monies to fund our expected working capital requirements for project development (approximately $1,500,000 per quarter) until we are in a position to begin construction at Barrie and/or Sarnia and draw on the proposed WestLB line of credit outlined in its engagement letter and indicative term sheet executed effective December 13, 2006.

Item 9.01. Exhibits.

Number	Exhibit

10.18	First Amendment to Line of Credit Agreement dated January 23, 2008 with Aurora Beverage Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2008	NORTHERN ETHANOL, INC. (Registrant) By: s/Gordon Laschinger_____________ Gordon Laschinger, Chief Executive Officer & President

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